UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the registrant	☒
Filed by a party other than the registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Section 240.14a-12

HECLA MINING COMPANY

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

HECLA MINING COMPANY
6500 Mineral Drive, Suite 200
Coeur d’Alene, ID 83815-9408
(208) 769-4100

NOTICE TO HOLDERS OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF HECLA MINING COMPANY

        Hecla Mining Company has determined to adjourn until June 1, 2005, that portion of its annual meeting of shareholders relating to the election of two directors by holders of its series B convertible preferred stock (“preferred shares”). The adjourned portion of the annual meeting is expected to be scheduled to be held at the offices of Hecla, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho, at 9 a.m. on June 1, 2005.

        The adjournment will allow Hecla to file additional proxy solicitation materials with the Securities and Exchange Commission regarding the election of two directors by holders of preferred shares, as to which Hecla is informed there is a solicitation in opposition.

        Only holders of preferred shares of record as of March 10, 2005 will be entitled to vote at the adjourned meeting. Hecla expects to provide a supplemental notice of meeting, proxy statement and proxy card to those record holders on or about May 9, 2005. Proxies previously solicited by the Board of Directors from holders of preferred shares will not be voted.

HECLA MINING COMPANY

Michael B. White Corporate Secretary

April 28, 2005